                                                                 Exhibit 21.1
                                                                 ------------

                          Subsidiaries of the Company
                          ---------------------------

Lincoln Memorial Life Insurance Company
Memorial Service Life Insurance Company
Wise & Associates, Inc.
Forever Network, Inc. (formerly Forever Enterprises, Inc.)
Hollywood Forever, Inc.
Forever Memorial, Inc.
BDC Properties, Inc. (now known as National Preneed Management Company) Dartmont Investment, Inc.
MWC Properties, Inc.
Forever Illinois, Inc.
Forever Georgia, Inc.
Forever Wisconsin, Inc.